CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated January 29, 2008 on the financial statements of Southern Iowa BioEnergy, LLC (a development stage company) as of October 31, 2007, and the related statements of operations, changes in members’ equity, and cash flows for the years ended October 31, 2007 and 2006, and the period from inception (January 26, 2005) to October 31, 2007 in the Post-Effective Amendment No. 6 to the Form S-1 Registration Statement of Southern Iowa BioEnergy, LLC dated on or about April 29, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota
April 29, 2008